Exhibit 10.9

THE MANITOWOC COMPANY, INC.

NON-QUALIFIED STOCK OPTION AGREEMENT WITH VESTING PROVISIONS

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (this “Agreement”), dated the        day of (date), is granted by THE MANITOWOC COMPANY, INC. (the “Company”) to        (name) (the “Optionee”) pursuant to the Company’s 2003 Incentive Stock and Awards Plan (the “Plan”).

WHEREAS, the Company believes it to be in the best interests of the Company, its subsidiaries and its shareholders for its officers and other key employees, consultants, or advisors to obtain or increase their stock ownership interest in the Company so that they will have a greater incentive to work for and manage the Company’s affairs in such a way that its shares may become more valuable; and

WHEREAS, the Optionee is employed by the Company or one of its subsidiaries as an officer or other key employee and has been selected by the Committee to receive an option;

NOW, THEREFORE, in consideration of the premises and of the services to be performed by the Optionee, the Company and the Optionee hereby agree as follows:

1.             OPTION GRANT

Subject to the terms of this Agreement and the Plan, the Company grants to the Optionee an option to purchase a total of (#      ) (number) shares of Common Stock of the Company at a price of       (price) per share (100% of the Fair Market Value of the shares on the date of grant).  This option is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

2.             TIME OF EXERCISE

Subject to the termination provisions of paragraph 3, provided that the Optionee is an employee of the Company or any of its subsidiaries on the exercise date, the Optionee may exercise the option and purchase the underlying shares in accordance with the following schedule [select the appropriate Alternative below]:

☐ Alternative 1:

Years after	Cumulative Percentage of
Grant Date	Grant Which May be Exercised

Less than 1	Zero percent (0%)

1 but less than 2	Twenty-five percent (25%)

2 but less than 3	Fifty percent (50%)

3 but less than 4	Seventy-five percent (75%)

4 or more	One hundred percent (100%)

☐ Alternative 2:

This option shall become exercisable in accordance with the schedule established by the Committee at the time of grant and set forth below:

[Schedule to be inserted by Committee at time of grant.]

If the Optionee terminates employment from the Company and its subsidiaries for any reason other than death, Disability, or Retirement, only those option shares for which the right to purchase has accrued as of the date of such termination may be purchased after such termination (subject to the provisions of paragraph 3).  If the Optionee terminates employment from the Company and its subsidiaries due to death, Disability, or Retirement, then all of the Optionee’s option shares may be purchased after such termination (subject to the provisions of paragraph 3).  The Committee, in its sole discretion, may accelerate the right to purchase all or any portion of an Optionee’s option shares under such terms as the Committee deems appropriate upon termination of employment for any reason other than for Cause.  If the Optionee takes an unpaid leave of absence, then the Committee may defer the dates on which the Optionee may first purchase the option shares to take into account such leave of absence.

3.             TERMINATION OF OPTION

The Optionee may not exercise this option after, and this option will terminate without notice to the Optionee on, the earlier of:

a.             Six (6) months after the date of the Optionee’s termination of employment from the Company and its subsidiaries for any reason other than for Cause or due to Disability, death or Retirement; the Committee may, in its discretion, extend this period an additional (6) months;

b.             The date the Company or one of its subsidiaries terminates Optionee’s employment for Cause;

c.             Twelve (12) months after the date of the Optionee’s termination of employment from the Company and its subsidiaries by reason of death or Disability;

d.             Ten (10) years after the Optionee terminates employment from the Company and its subsidiaries on account of Retirement; or

e.             Ten (10) years from the date of this Agreement.

For purposes of this paragraph 3, termination shall occur at 11:59 P.M. (Central Time) on the applicable date described above, except that if the Optionee is terminated for Cause, termination shall occur immediately at the time of such termination.

4.             EXERCISE PROCEDURES

a.             The Optionee may exercise this option in whole or in part only with respect to any shares for which the right to exercise shall have accrued pursuant to paragraph 2 and only so long as paragraph 3 does not prohibit such exercise.

b.             This option may be exercised by delivering a written notice of option exercise to the Company’s Human Resources Department at Manitowoc, Wisconsin, accompanied by payment of the purchase price and such additional amount (if any) determined by the Human Resources Department as necessary to satisfy the Company’s tax withholding obligations, and such other documents or representations as the Company may reasonably request to comply with securities, tax or other laws then applicable to the exercise of the option.  Delivery may be made in person, by nationally-recognized delivery service that guarantees overnight delivery, or by facsimile. A notice of option exercise that is received by the Human Resources Department after 11:59 P.M. (Central Time) on the date of termination (as provided in paragraph 3) shall be null and void.

c.             No Option Shares shall be issued until full payment of the purchase price therefor has been made.  The Optionee may pay the purchase price in one or more of the following forms:

i.              a check payable to the order of the Company for the purchase price of the shares being purchased; or

ii.             delivery of shares of Common Stock (including by attestation) that the Optionee has owned for at least six (6) months and that have a Fair Market Value (determined on the date of delivery) equal to the purchase price of the shares being purchased; or

iii.            delivery (including by facsimile) to the Human Resources Department of the Company at Manitowoc, Wisconsin, of an executed irrevocable option exercise form together with irrevocable instructions, in a form acceptable to the Company, to a broker-dealer to sell or margin a sufficient portion of the shares of Common Stock issuable upon exercise of this option and deliver the sale or margin loan proceeds directly to the Company to pay for the exercise price.

d.             The Optionee may satisfy any tax withholding obligation of the Company arising from the exercise of this option, in whole or in part, by paying such tax obligation in cash or by check made payable to the Company, or by electing to have the Company withhold shares of Common Stock having a Fair Market Value on the date of exercise equal to the amount required to be withheld, subject to such rules as the Committee may adopt.  In any event, the Company reserves the right to withhold from any compensation otherwise payable to the Optionee such amount as the Company determines is necessary to satisfy the Company’s tax withholding obligations arising from the exercise of this option.

5.             DEFINITIONS

a.             “Cause” means termination of employment as a result of (i) the failure of the Optionee to perform or observe any of the material terms or provisions of any written employment agreement between the Optionee and the Company or its subsidiaries or, if no written agreement exists, the gross dereliction of the Optionee’s duties with respect to the Company; (ii) the failure of the Optionee to comply fully with the lawful directives of the Board of Directors of the Company or its subsidiaries, as applicable, or the officers or supervisory employees to whom the Optionee is reporting; (iii) the Optionee’s dishonesty, misconduct, misappropriation of funds, or disloyalty or disparagement of the Company, any of its subsidiaries, or its management or employees; (iv) or (v) other proper cause determined in good faith by the Committee.  Notwithstanding the foregoing, if the Optionee is subject to a written agreement with the Company or its subsidiaries that contains a definition of “Cause” that is different than the definition provided herein, the definition of “Cause” in such other agreement shall apply in lieu of the definition provided herein.

b.             “Disability” means permanently and totally disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

c.             “Retirement” means termination of employment from the Company and its subsidiaries on or after reaching the earlier of age sixty (60) or the first of the month following the date on which the Participant’s attained age plus years of service with the Company and its subsidiaries equal eighty (80).

6.             OPTIONS AS COLLATERAL

The Optionee may not assign or mortgage this option, or pledge this option as any type of security or collateral.  Any attempted assignment, mortgage or pledge of this option in violation of this paragraph 6 will be null and void and have no legal effect.

7.             TRANSFERABILITY; DEATH

a.             Except as provided in paragraph 7(c), or as the Committee otherwise provides, the Optionee may not transfer this option other than by will or the laws of descent and distribution and only the Optionee may exercise this option during his or her lifetime.  However, if the Committee determines that the Optionee is unable to exercise this option as a result of incapacity or Disability, then the Committee may permit the Optionee’s guardian or an individual who has obtained an appropriate power of attorney to exercise this option on behalf of the Optionee.  In such an event, neither the Committee nor the Company will be liable for any losses resulting from such exercise or from the disposition of shares acquired upon such exercise.

b.             If the Optionee dies while this option is outstanding, then the Optionee’s estate or the person to whom this option passes by will or the laws of descent and distribution may exercise this option in the manner described in paragraph 4, but only within the period described in paragraph 3.

c.             The Optionee may transfer this option to (i) his or her spouse, children or grandchildren (“Immediate Family Members”); (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members; or (iii) a partnership in which such Immediate Family Members are the only partners.  The transfer will be effective only if the Optionee receives no consideration for such transfer.  Subsequent transfers of the transferred option are prohibited except transfers to those persons or entities to which the Optionee could have transferred this option or transfers otherwise in accordance with this paragraph 7.

d.             Following any transfer (whether voluntarily or pursuant to will or the law of descent and distribution) under this paragraph 7, this option shall continue to be subject to the same terms and conditions as were applicable immediately prior to such transfer, provided that for purposes of this Agreement, the term “Optionee” as used in paragraphs 6, 8, 9, 10, 11 and 12 shall be deemed to refer to the transferee. The Company disclaims any obligation to provide notice to any person who has the right to exercise this option of circumstances triggering termination of this option.

8.             REGISTRATION; TRANSFER RESTRICTIONS

If the Company is advised by its counsel that shares deliverable upon exercise of this option are required to be registered under the Securities Act of 1933 (“Act”) or any applicable state or foreign securities laws, or that delivery of the shares must be accompanied or preceded by a prospectus meeting the requirements of that Act or such state or foreign securities laws, then the Company will use its best efforts to effect the registration or provide the prospectus within a reasonable time following the Company’s receipt of written notice of option exercise relating to this option, but delivery of shares by the Company may be deferred until the registration is effected or the prospectus is available.  The Optionee shall have no interest in shares covered by this option until certificates for the shares are issued.  Upon and after such issuance, the Shares may not be sold or offered for sale except pursuant to an effective registration statement under the Act or in a transaction, which in the opinion of counsel for the Company, is exempt from the registration provisions of the Act.

9.             ADJUSTMENTS AND CHANGE OF CONTROL

The number and type of shares subject to this option and the option price may be adjusted, or this option may be assumed, cancelled or otherwise changed, in the event of certain transactions, as provided in Section 11 of the Plan.  Upon a change of control, as defined in the Plan, the Optionee shall have the rights specified in Section 11 of the Plan.

10.           AMENDMENT OR MODIFICATION

Except as provided in paragraph 9, no term or provision of this Agreement may be modified or amended except as provided in Section 9 of the Plan.

11.           LIMITED INTEREST

a.             The Optionee shall have no rights as a shareholder as a result of the grant of the option until this option is exercised, the exercise price and applicable withholding taxes are paid, and the shares are issued thereunder.

b.             The grant of this option shall not confer on the Optionee any right to continue as an employee, nor interfere in any way with the right of the Company to terminate the Optionee at any time.

c.             The grant of this option shall not affect in any way the right or power of the Company or any of its subsidiaries to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s or any subsidiary’s capital structure or its business, or any merger, consolidation or business combination of the Company or any subsidiary, or any issuance or modification of any term, condition, or covenant of any bond, debenture, debt, preferred stock or other instrument ahead of or affecting the Common Stock or the rights of the holders of Common Stock, or the dissolution or liquidation of the Company or any subsidiary, or any sale or transfer of all or any part of its assets or business or any other Company or subsidiary act or proceeding, whether of a similar character or otherwise.

12.           GOVERNING LAW

This Agreement shall be governed by the internal laws of the state of Wisconsin as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.  Any legal action or proceeding with respect to the Plan or this option may only be brought and determined in a court sitting in the County of Manitowoc, or the Federal District Court for the Eastern District of Wisconsin sitting in the County of Milwaukee, in the State of Wisconsin.  The Company may require that the action or proceeding be determined in a bench trial.

ALL PARTIES ACKNOWLEDGE THAT THIS OPTION IS GRANTED UNDER AND PURSUANT TO THE PLAN, WHICH SHALL GOVERN ALL RIGHTS, INTERESTS, OBLIGATIONS, AND UNDERTAKINGS OF BOTH THE COMPANY AND THE OPTIONEE.  IN THE EVENT OF ANY INCONSISTENCY BETWEEN THE PROVISIONS OF THE PLAN AND THE PROVISIONS OF THIS AGREEMENT, THE PROVISIONS OF THE PLAN SHALL CONTROL.  ALL CAPITALIZED TERMS NOT OTHERWISE DEFINED IN THIS OPTION SHALL HAVE THE MEANINGS ASSIGNED TO SUCH TERMS IN THE PLAN.

13.           SEVERABILITY

If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable, or would disqualify this option under any law the Committee deems applicable, then such provision will be construed or deemed amended to conform to the applicable law, or if the Committee determines that the provision cannot be construed or deemed amended without materially altering the intent of this Agreement, then the provision will be stricken and the remainder of this Agreement will remain in full force and effect.

14.           COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Optionee has executed this Agreement, all as of the day and date first above written.

THE MANITOWOC COMPANY, INC.

By:

Name:

Title:

[Optionee]

Social Security Number